EXHIBIT 4.3

THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 ("FEDERAL ACT") OR THE SECURITIES LAWS OF ANY STATE IN RELIANCE UPON THE EXEMPTIONS CONTAINED THEREIN. THIS WARRANT AND ANY SHARES ISSUED UPON EXERCISE OF THIS WARRANT MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE FEDERAL ACT AND APPLICABLE STATE SECURITIES LAWS OR THE COMPANY IS SATISFIED THAT SUCH REGISTRATION IS NOT REQUIRED.

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.

INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISK OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

Class B Warrant to Purchase for __________ Shares of Common Stock

VININGS HOLDINGS, INC.	_____________________
CLASS B WARRANT CERTIFICATE	(date)

1.       Issuance of Warrant; Term.

(a)	For and in consideration of good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, Vinings Holdings, Inc.. (the "Company") hereby grants to _____________ ("Holder") the right to purchase ______________ shares of the Company's Common Stock, $.001 par value per share (the "Common Stock").

(b)	The shares of Common Stock issuable upon exercise of this Warrant are hereinafter referred to as the "Shares." This Warrant shall be exercisable at any time and from time to time from the date hereof until this Warrant expires at 5:00 P.M. Eastern time on November 30, 2023.

(c)	In addition to the terms defined elsewhere in this Warrant, the following terms have the meanings defined in this Section 1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or

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quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Registration Statement” means

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means any subsidiary of the Company and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

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“Transfer Agent” means Madison Stock Transfer, 2500 Coney Island Avenue, Sub Level, Brooklyn, NY. 11223 and any successor transfer agent of the Company.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Warrant Agent Agreement” means that certain warrant agency agreement, dated on or about the Initial Exercise Date, between the Company and the Warrant Agent.

“Warrant Agent” means the Transfer Agent and any successor warrant agent of the Company.

“Warrants” means this Warrant and other Common Stock purchase warrants issued by the Company pursuant to the Promissory Note or Subscription Agreement.

2.	Exercise. Exercise of Warrant. Subject to the provisions of Section 2(e) herein, exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares
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available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

For the avoidance of doubt, and without limiting the rights of a Holder to utilize a cashless exercise pursuant to Section 2(c) and receive unrestricted shares, at any time during which there is no effective registration statement for the issuance or resale of the Warrant Shares, the Company may settle a cash exercise of the Warrant with unregistered common stock.

Notwithstanding the foregoing in this Section 2(a), a holder whose interest in this Warrant is a beneficial interest in certificate(s) representing this Warrant held in book-entry form through DTC (or another established clearing corporation performing similar functions), shall effect exercises made pursuant to this Section 2(a) by delivering to DTC (or such other clearing corporation, as applicable) the appropriate instruction form for exercise, complying with the procedures to effect exercise that are required by DTC (or such other clearing corporation, as applicable), subject to a Holder’s right to elect to receive a Warrant in certificated form pursuant to the terms of the Warrant Agent Agreement, in which case this sentence shall not apply.

b)	Exercise Price. The exercise price per share of Common Stock under this Warrant shall be Five Dollars and 0/100th ($5.00), subject to adjustment hereunder (the “Exercise Price”).

c)	Cashless Exercise. If at any time after the Initial Issuance Date, there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of the Warrant Shares to the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(64) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid

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Price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P. as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the registered characteristics of the Warrants being exercised. The Company agrees not to take any position contrary to this Section 2(c).

Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(c).

d)        Mechanics of Exercise.

i.	Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) this Warrant is being exercised via cashless exercise, and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earliest of (i) two (2) Trading Days after the delivery to the Company or the Warrant Agent of the Notice of Exercise, (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company and (iii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company or the Warrant Agent of
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the Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, and for purposes of Regulation SHO, a holder whose interest in this Warrant is a beneficial interest in certificate(s) representing this Warrant held in book-entry form through DTC shall be deemed to have exercised its interest in this Warrant upon instructing its broker that is a DTC participant to exercise its interest in this Warrant, provided that in such case payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. If the Company fails for any reason to deliver or cause the delivery to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

ii.	Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver or cause the Warrant Agent to deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii.	Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

iv.	Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the
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Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

v.	No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

vi.	Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall
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be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

vii.	Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

e)	Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the
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Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within one (1) Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder prior to the issuance of any Warrants, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

4.	Covenants and Conditions. The above provisions are subject to the following:

(a)	Neither this Warrant nor the Shares have been registered under the Securities Act of 1933, as amended ("Securities Act"), or any state securities laws ("Blue Sky Laws"). This Warrant has been acquired for investment purposes and not with a view to
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distribution or resale and may not be pledged, hypothecated, sold, made subject to a security interest, or otherwise transferred without (i) an effective registration statement for the Warrant under the Securities Act and all applicable Blue Sky Laws, or (ii) an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company and its counsel, that registration is not required under the Securities Act or under any applicable Blue Sky Laws (the Company hereby acknowledges that Investment Law Group LLP is acceptable counsel). Transfer of Shares issued upon the exercise of this Warrant shall be restricted in the same manner and to the same extent as the Warrant, and the certificates representing the Shares shall, subject to Section 6 hereof, bear substantially the following legend:

The securities represented by this certificate have been issued in reliance upon the representation of the Holder that they have been acquired for investment and not with a view toward the resale or other distribution thereof, and have not been registered under the Securities Act of 1933 (the "Securities Act") or the securities laws of any state in reliance upon the exemptions from registration contained therein, and may not be offered, sold, transferred, encumbered or otherwise disposed of unless there is an effective registration statement under the Federal Act and applicable state securities laws relating thereto or the Company is satisfied registration is not required.

The Holder hereof and the Company agree to execute all other documents and instruments as counsel for the Company reasonably deems necessary to effect the compliance of the issuance of this Warrant and any shares of Common Stock issued upon exercise hereof with applicable federal and state securities laws.

(b)	The Company covenants and agrees that all Shares which may be issued upon exercise of this Warrant will, upon issuance and payment therefor, be legally and validly issued and outstanding, fully paid and nonassessable, free from all taxes, liens, charges and preemptive rights, if any, with respect thereto or to the issuance thereof. The Company shall at all times reserve and keep available for issuance upon the exercise of this Warrant that number of authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of this Warrant.

5.	Adjustment of Exercise Price and Number of Shares Issuable. The Exercise Price and the number of Shares (or other securities or property) issuable upon exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of any of the events enumerated in this Section 5.

(a)	Common Stock Reorganization. If the Company shall (i) subdivide or consolidate its outstanding shares of Common Stock (or any class thereof) into a greater or smaller number of shares, (ii) pay a dividend or make a distribution on its Common Stock (or any class thereof) in shares of its capital stock, or (iii) issue by reclassification of its Common Stock (or any class thereof) any shares of its capital stock (any event described in clauses (i), (ii) or (iii) being called a "Common Stock
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Reorganization"), then the Exercise Price and the type of securities for which this Warrant is exercisable shall be adjusted immediately so that the Holder thereafter shall be entitled to receive upon exercise of this Warrant the aggregate number and type of securities that it would have received if this Warrant had been exercised immediately prior to the Common Stock Reorganization.

(b)	Adjustment in Number of Shares. Upon each adjustment to the Exercise Price pursuant to subsections (a) of this Section 5, this Warrant shall thereafter evidence the right to receive upon payment of the adjusted Exercise Price that number of Shares obtained by multiplying the number of Shares previously issuable upon exercise of this Warrant by a fraction, the numerator of which is the Exercise Price prior to adjustment and the denominator of which is the adjusted Exercise Price.

(c)	Capital Reorganizations. If there shall be any consolidation, merger or amalgamation of the Company with another person or entity or any acquisition of capital stock of the Company by means of a share exchange, other than a consolidation, merger or share exchange in which the Company is the continuing corporation or any sale or conveyance of the property of the Company as an entirety or substantially as an entirety, or any reorganization or recapitalization of the Company (a "Capital Reorganization"), then the Holder of this Warrant shall no longer have the right to purchase Common Stock, but shall have instead the right to purchase, upon exercise of this Warrant, the kind and amount of shares of stock and other securities and property (including cash) which the Holder would have owned or have been entitled to receive pursuant to the Capital Reorganization if this Warrant had been exercised immediately prior to the effective date of the Capital Reorganization. As a condition to effecting any Capital Reorganization, the Company or the successor or surviving corporation, as the case may be, shall assume by a supplemental agreement, satisfactory in form, scope and substance to the Holder (which shall be mailed or delivered to the Holder of this Warrant at the last address of the Holder appearing on the books of the Company) the obligation to deliver to the Holder shares of stock, securities, cash or property as, in accordance with the foregoing provisions, the Holder may be entitled to purchase, and all other obligations of the Company set forth in this Warrant.

(d)	Determination of Fair Market Value. Subject to the provisions set forth below, the fair market value of the Company or of any non-cash consideration received by the Company upon any Common Stock Distribution shall be determined in good faith by the Board of Directors of the Company. Upon each determination, the Company shall promptly give notice thereof to the Holder, setting forth in reasonable detail the calculation of the fair market value and the method and basis of determination thereof (the "Company Determination"). If the Holder shall disagree with the Company Determination and shall, by notice to the Company given within thirty (30) days after the Company's notice of the Company Determination, elect to dispute the Company Determination, the Company shall, within thirty (30) days after receipt of
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the notice, engage an investment bank or other qualified appraisal firm acceptable to the Holder to make an independent determination of the fair market value of the Company or of any non-cash consideration received by the Company upon any Common Stock Distribution (the "Appraiser Determination"). The Appraiser Determination shall be final and binding on the Company and the Holder. The cost of the Appraiser Determination shall be borne by the Company.

(e)	Adjustment Rules. Any adjustments pursuant to this Section 5 shall be made successively whenever an event referred to herein shall occur. No adjustment shall be made pursuant to this Section 5 in respect of the issuance from time to time of shares of Common Stock upon the exercise of this Warrant or upon the exercise or conversion of any other Option Securities or Convertible Securities.

(f)	Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 5, the Company shall take any action which may be necessary, including obtaining regulatory approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock which the Holder of this Warrant is entitled to receive upon exercise thereof.

(g)	Notice of Adjustment. Not less than ten (10) days prior to the record date or effective date, as the case may be, of any action which requires or might require an adjustment or readjustment pursuant to this Section 5, the Company shall give notice to the Holder of the event, describing the event in reasonable detail and specifying the record date or effective date, as the case may be, and, if determinable, the required adjustment and the computation hereof. If the required adjustment is not determinable at the time of the notice, the Company shall give notice to the Holder of the adjustment and computation promptly after the adjustment becomes determinable.

6.	Transfer of Warrant. Subject to the provisions of Section 4 hereof, this Warrant may be transferred, in whole or in part, to any person or business entity, by presentation of the Warrant to the Company with written instructions for the transfer. Upon the presentation for transfer, the Company shall promptly execute and deliver a new Warrant or Warrants in the form hereof in the name of the assignee or assignees and in the denominations specified in the instructions. The Company shall pay all expenses incurred by it in connection with the preparation, issuance and delivery of Warrants under this Section. Any transferee of this Warrant by acceptance thereof, agrees to be bound by all of the terms and conditions of this Warrant.

7.	Warrant Holder Not Shareholder; Rights Offering; Preemptive Rights. Except as otherwise provided herein, this Warrant does not confer upon the Holder any right whatsoever as a shareholder of the Company. Notwithstanding the foregoing, if the
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Company should offer to all of the Company's shareholders the right to purchase any securities of the Company, then all shares of Common Stock that are subject to this Warrant shall be deemed to be outstanding and owned by the Holder and the Holder shall be entitled to participate in the offer. The Company shall not grant any preemptive rights with respect to any of its capital stock if the preemptive rights are exercisable upon exercise of this Warrant.

8.       Basic Financial Information. The Company will deliver to Holder:

(a)	As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, a consolidated balance sheet of the Company as at the end of such fiscal year, and consolidated statements of operations, cash flow and changes in equity of the Company for such year, prepared in accordance with GAAP consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and audited and reported on by independent public accountants of recognized national standing selected by the Company.

(b)	From the date the Company becomes subject to the reporting requirements of the Exchange Act, and in lieu of the financial information required pursuant to Section 8(a), copies of its annual reports and all exhibits thereto and its quarterly reports, if any, respectively,

(c)	As soon as practicable after transmission or occurrence and in any event within ten (10) days thereof, copies of any financial reports or communications (exclusive of reports or communications relating to the practice of medicine) delivered to any class of the Company's security Holders or broadly to the financial community, including any filings by the Company with any securities exchange, the Commission or the National Association of Securities Dealers.

(d)	with reasonable promptness, any other financial data as the Holder may reasonably request.

9.	Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may in its discretion reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall represent the original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

10.	Piggy Back Registration Rights: In the event that the Company files a registration statement with the SEC, the Investor may make a written request (the “Piggy-Back Request”) that the Company include in the proposed Registration all, or a portion, of the Warrants
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owned by the Investor, and the shares issuable upon the exercise of the warrants. The Company will use its commercially reasonable efforts to include in any Registration all Registrable Securities which the Company has been requested to register pursuant to any timely Piggy-Back Request to the extent required to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered. The expenses of the registration shall be paid by the Company.

11.	Demand Registration Rights: The Company hereby agrees that the Investor shall have the right to demand that the Company file with the Securities and Exchange Commission a registration statement covering the Securities as well as any common shares created as a result of the exercise of the Class A and Class B warrants. The Company agrees that the registration statement shall be filed no later than Ten (10) days following the Company’s next quarterly or annual report with the SEC, provided that the Investor provides the Company with such demand for registration at least a Thirty (30) days prior to the end the nearest fiscal quarter. The expenses of the registration shall be paid by the Company.

(a)	Failure to File Registration Statement: The Company hereby agrees that in the event it either refuses to file or fails to file the registration statement specified in this Section 6, then the Investor shall be due liquidated damages in the amount of the greater of i) One Million Dollars ($1,000,000) or ii) the combined market value of the common shares held by the Investor, plus the market value of the shares from the unexercised warrants minus the value of the exercise price.

Certain Notices. In case at any time the Company shall propose to:

(a)	declare any cash dividend upon its Common Stock;

(b)	declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the Holders of its Common Stock;

(c)	offer for subscription to the Holders of any of its Common Stock any additional shares of stock in any class or other rights;

(d)	reorganize, or reclassify the capital stock of the Company, or consolidate, merge or otherwise combine with, or sell all or substantially all of its assets to, another corporation; or

(e)	voluntarily or involuntarily dissolve, liquidate or wind up of the affairs of the Company; then in any one or more of these events, the Company shall give to the Holder, by certified or registered mail, (i) at least twenty (20) days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for the dividend, distribution or subscription rights or for determining rights to vote in respect of any reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (ii) in the case of the reorganization,
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reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days' prior written notice of the date when the same shall take place. Any notice required by clause (i) shall also specify, in the case of any dividend, distribution or subscription rights, the date on which the Holders of Common Stock shall be entitled thereto, and any notice required by clause (ii) shall specify the date on which the Holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

12.	Redemption. This Warrant shall be redeemable by the Company at $0.01 per share remaining subject hereto after 20 business days' written notice if the price of the Common Stock closes above Seven and 50/100th Dollars ($7.50) for 20 consecutive trading days and provided that the Company then has in effect an effective registration statement with respect to the shares of Common Stock issuable upon exercises of this Warrant.

IN WITNESS WHEREOF, the parties hereto have executed this Warrant as of the date first above written.

Vinings Holdings, Inc..

By:__________________

Name: Erik S. Nelson,

Title: President

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